Exhibit 10.2

KINDER MORGAN ENERGY PARTNERS, L.P.
COMMON UNIT COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
(Effective as of January 18, 2005)

     1.    Purpose of the Plan.  Kinder Morgan Energy Partners, L.P. (the "Partnership"), as a limited partnership, has a general partner rather than a board of directors. Through the operation of its limited partnership agreement and the Delegation of Control Agreement among the Partnership, Kinder Morgan G.P., Inc. (the "General Partner"), Kinder Morgan Management, LLC (the "Company") and others, the board of directors of the Company (the "Board") functions as the board of the Partnership. The Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors (the "Plan") is intended to promote the interests of the Partnership and its unitholders by aligning the compensation of the non-employee members of the Board with unitholders' interests. Because the success of the Company is dependent on its operation and management of the Partnership and its resulting performance, the Plan is also expected to align the compensation of the non-employee members of the Board with the interests of the Company's shareholders.

     2.    Compensation Committee.  The Plan shall be administered by the Compensation Committee of the Board (the "Committee"), which shall be constituted so as to permit the Plan to comply with Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, to establish, amend and rescind such rules and regulations as it deems necessary for the proper administration of the Plan, and to make all other determinations necessary or advisable for its administration. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry it into effect. The interpretation by the Committee of the Plan shall be conclusive upon all participants.

     3.    Eligible Participants.  Only directors of the Company who are not salaried employees of the Company or of an affiliate of the Company (each, a "Non-Employee Director") are eligible to participate in the Plan.

     4.    Units Subject to the Plan.  The aggregate number of the Partnership's common units representing limited partner interests ("Common Units") which may be issued under the Plan shall not exceed 100,000, subject to adjustment as provided in Paragraph 7. Common Units issued under the Plan shall be authorized and unissued Common Units. The Partnership shall register with the Securities and Exchange Commission the issuance of the Common Units subject to the Plan.

     5.    Awards.  The compensation to be paid to Non-Employee Directors is fixed by the Board, generally annually. That compensation is expected to include an annual retainer payable in cash. It also may include other cash compensation ("Cash Compensation") that may be used as provided in this Plan. In lieu of receiving such Cash Compensation in cash, a Non-Employee Director may elect to receive such Cash Compensation in the form of Common Units as provided herein. Such election shall be evidenced by an agreement (the "Common Unit

Compensation Agreement") between the Partnership and such Non-Employee Director, which agreement shall contain the terms and conditions of such award. Such election shall be made generally at or around the first Board meeting in January of each calendar year and will be effective for the entire calendar year. A Non-Employee Director shall make a new election each calendar year.

     6.    Number of Common Units to be Issued.  The number of Common Units to be issued to a Non-Employee Director electing to receive his or her Cash Compensation in the form of Common Units shall equal the Cash Compensation awarded, divided by the closing price of the Common Units on the New York Stock Exchange on the day the Cash Compensation is awarded (such price, the "Fair Market Value"), rounded down to the nearest fifty (50) Common Units. The Common Units shall be issuable as specified in the Common Unit Compensation Agreement. A Non-Employee Director electing to receive his or her Cash Compensation in the form of Common Units shall receive cash (the "Cash Payment") equal to the difference between (i) the Cash Compensation awarded to such Non-Employee Director and (ii) the number of Common Units to be issued to such Non-Employee Director multiplied by the Fair Market Value of a Common Unit. For illustrative purposes only, if a Non-Employee Director elected to receive an award of Cash Compensation of $100,000 in the form of Common Units, and the Fair Market Value of the Common Units was $44.50, the Non-Employee Director would receive 2,200 Common Units ($100,000/$44.50 = 2,247.19 Common Units, rounded down to the nearest 50 Common Units) and a Cash Payment of $2,100 ($100,000 - (2,200 X $44.50)). The Cash Payment shall be payable in four equal installments on the March 31, June 30, September 30 and December 31 of the calendar year in which such Cash Compensation is awarded.

     7.    Adjustment.  In the event of a merger, reorganization, consolidation, recapitalization, separation, liquidation, unit dividend, unit split or other change in the structure of the Partnership affecting the Common Units, such adjustment shall be made in the number of Common Units available under the Plan, as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights.

     8.    Restrictions on Resale.  Any Common Units acquired by a Non-Employee Director under this Plan may only be sold pursuant to an effective registration statement or pursuant to an exemption from the Securities Act of 1933, including sales pursuant to Rule 144 thereunder. The Committee may, in its sole discretion, impose additional restrictions on disposition by the Non-Employee Director and an obligation of the Non-Employee Director to forfeit and surrender the shares to the Partnership under certain circumstances ("Forfeiture Restrictions"). Such restrictions shall be set forth in the Common Unit Compensation Agreement. The Partnership may place a legend on the certificates for such Common Units evidencing these restrictions.

     9.    Change in Control.  Upon the occurrence of a Change in Control (as defined below), the Committee may take any action with respect to Common Units issued but still subject to Forfeiture Restrictions that it deems appropriate, including but not limited to causing such Forfeiture Restrictions to lapse; provided, however, that if a Change in Control occurs and, in connection with or as a result of such Change in Control, Richard D. Kinder no longer holds or does not continue to hold the office of Chairman of the Company, to the extent any Common Units are subject to Forfeiture Restrictions, such Forfeiture Restrictions shall lapse, and the

Partnership shall thereupon deliver or cause to be delivered to each Non-Employee Director or legal representative the certificate or certificates for such Common Units, free of any legend provided in Section 8. As used herein, the term "Change in Control" shall mean the occurrence of any of the following events:

     (a)   any "person," as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than Kinder Morgan, Inc., Kinder Morgan (Delaware), Inc., the General Partner or any corporation or other entity owned, directly or indirectly, by Kinder Morgan, Inc.), is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the voting stock of the General Partner or of the voting shares of the Company;

     (b)   during any period of two consecutive years (not including any period prior to the effective date of the Plan), individuals who at the beginning of such period constitute the Board, and any new director elected to the Board by the General Partner during such two year period, cease for any reason other than normal retirement, death or disability to constitute at least a majority of the Board;

     (c)   the General Partner ceases to be the sole general partner of the Partnership or the Company ceases to be the delegate of the General Partner under the Delegation of Control Agreement;

     (d)   the unitholders of the Partnership approve a merger or consolidation of the Partnership with any other person, other than a merger in which the Partnership is the surviving entity; or

     (e)   the unitholders of the Partnership approve a plan of complete liquidation of the Partnership or an agreement for the sale or disposition by the Partnership of all or substantially all of the Partnership's assets (or any transaction having a similar effect).

     10.    Tax Withholding.  To the extent required by applicable federal, state and local law, a Non-Employee Director shall make arrangements satisfactory to the Partnership for the payment of any withholding tax obligations that arise in connection with the Plan. The Partnership shall not be required to issue any Common Units under the Plan until such obligations are satisfied.

     11.    Effective Date and Term.  This Plan shall be effective on January 18, 2005. Unless terminated sooner pursuant to Paragraph 13, this Plan shall terminate on December 31, 2014.

     12.    No Right to Continue as a Director.  Nothing contained in the Plan or any agreement hereunder will confer upon any participant in the Plan any right to continue to serve as a director of the Company or any right to receive compensation other than as fixed by the Board from time to time.

     13.    No Unitholder Rights Conferred.  Nothing contained in the Plan or any agreement hereunder will confer upon any participant in the Plan any rights of a unitholder of the

Partnership unless and until a Common Unit is validly issued to such participant in accordance with the terms hereof.

     14.    Termination, Amendment and Modification of Plan.  The Board may at any time terminate or suspend, and may at any time and from time to time and in any respect amend or modify, the Plan; provided, however, that if any applicable law or regulation or the requirements of any stock exchange on which the Common Units are listed or quoted requires that any such amendment or modification must be approved by the Partnership's unitholders, the Board shall not make any such modification or amendment without approval of the Partnership's unitholders in such manner and to such degree as is required by the applicable law, regulation or stock exchange requirement.

     15.    Governing Law.  To the extent not preempted by any laws of the United States, the Plan shall be construed, regulated, interpreted and administered according to the laws of the State of Texas.

     IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing, the Partnership has caused this Plan to be duly executed as of this ___ day of January, 2005.

KINDER MORGAN ENERGY PARTNERS, L.P.

By:	Kinder Morgan G.P., Inc., its general partner

By:	Kinder Morgan Management, LLC, its delegate

By:
Name:
Title: